                                                                 Exhibit 23.3

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 No. 333-97615 and related Prospectus of Netword, Inc. and the related Proxy Statement of Home Director, Inc. for the registration of 3,217,996 shares of Netword, Inc. common stock and to the inclusion therein of our report dated March 8, 2002, except for Note 15, as to which the date is July 26, 2002, with respect to the consolidated financial statements of Home Director, Inc. as of December 31, 2001 and for the two years in the period then ended included in this Registration Statement.


/s/ Ernst & Young LLP
--------------------------

Ernst & Young LLP

Raleigh, North Carolina
October 25, 2002